UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2014

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4110		3850 Annapolis Lane North, Suite 180
Montreal, Quebec, Canada H3B 4W8		Plymouth, Minnesota 55447
(Address of principal executive offices)

Registrant's telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2014, BioAmber Inc., a Delaware corporation (the “Company”), entered into a Loan and Security Agreement (the “Agreement”) with funds managed by Tennenbaum Capital Partners, LLC  (the “Lender”). Sinoven Biopolymers Inc., a Delaware corporation, BioAmber Canada Inc., a company organized under the laws of Canada,  and BioAmber International S.a.r.l., a company organized under the laws of Luxembourg (together with the Company, the “Borrowers”) (but not BioAmber Sarnia Inc., a corporation formed under the federal laws of Canada (“BioAmber Sarnia”)), each subsidiaries of the Company, will become guarantors under the Agreement upon signing joinders thereto.  Future subsidiaries of the Company may be required to guaranty the Borrowers’ obligations under the Agreement. The proceeds will be used to repay in full the Loan and Security Agreement with Hercules Technology Growth Capital, Inc. that was entered into on June 27, 2013 (the “Hercules Agreement”), and for general corporate purposes.

Pursuant to the Agreement, the Lender has agreed to make a senior secured term loan of $25 million (the “Facility”), which was funded on December 18, 2014, net of a 2.0% commitment fee.  The term loan is repayable over 36 months after closing at a floating interest rate per annum that is the greater of 9.50% or the 3 month LIBOR rate plus 9.27%, and is subject to an end of term charge of 8.25% based on the $25 million loaned (the “End of Term Fee”).  There will be an initial interest-only period until September 30, 2015, which may be extended for a first additional period of three months and a second additional period of six months, subject to certain conditions.

The Company is obligated to pay the End of Term Fee on the date on which the term loan is paid or becomes due and payable in full.  At its option, the Company may prepay some or all of the loan balance, subject to a prepayment fee equal to 3% of the amount prepaid during the term of the Agreement (and a pro rata portion of the End of Term Fee if the prepayment is less than the full amount of the Facility).

The loan obligations are secured by a security interest on substantially all of the Company’s assets (subject to certain exceptions), including its intellectual property, but excluding certain identified licenses from third parties and its equity interest in its subsidiary, BioAmber Sarnia subject to the conditions specified in the Agreement. The security interest does not apply to any assets owned by BioAmber Sarnia, the entity that will own the Company’s planned Sarnia facility.

The Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings. The Agreement also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the Facility, the failure to comply with certain covenants and agreements specified in the Agreement, the occurrence of a material adverse change, defaults in respect of certain other indebtedness, and certain events of insolvency.  In addition, the expiration, termination or unavailability of the Company’s license agreements with Cargill, Inc. are deemed to be a default under the Agreement.  The Company is required to maintain at least $12.5 million in unrestricted cash through the period ending March 31, 2016.   After that period, (i) the Company must maintain the lesser of $12.5 million and the amount of the outstanding  principal on the loan or (ii) BioAmber Sarnia’s trailing 6 month free cash flow shall be at least 85% of certain projections agreed to with the Lender. The Company will require its subsidiary BioAmber Sarnia to make cash distributions to its shareholders within the terms of the Joint Venture Agreement with BioAmber SARL, BioAmber Sarnia and Mitsui & Co. unless prohibited by applicable law or the BioAmber Sarnia financing agreements, such that amounts of cash will not accumulate in BioAmber Sarnia.  If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the Facility may become due and payable immediately.

The foregoing descriptions of the Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the documents, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year  ending December  31, 2014.

Item 1.02 Termination of a Material Definitive Agreement.

On December 17, 2014, the Company voluntarily paid off and terminated the Hercules Agreement. The payoff amount of $22.4 million included principal, accrued and unpaid interest, fees, costs and expenses. The principal outstanding amount of the Hercules Agreement was $19.2 million, with a prepayment fee of $0.2 million, and an end of term charge of $2.9 million.  In connection with such repayment, Hercules terminated its security interest in the assets of the Company subject to the Hercules Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2014	BIOAMBER INC.

	By:	/s/Jean-François Huc
Jean-François Huc
President, Chief Executive Officer and Director